PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-78575
(To Prospectus dated April 15, 2010)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Internet HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Internet HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Amazon.com, Inc.	AMZN	18.0000	NASDAQ GS
AOL Inc.	AOL	1.2727	NYSE
E*TRADE Financial Corporation1	ETFCD	1.2000	NASDAQ GS
EarthLink, Inc.	ELNK	6.2300	NASDAQ GS
eBay Inc.	EBAY	48.0000	NASDAQ GS
McAfee, Inc.	MFE	7.0000	NYSE
ModusLink Global Solutions, Inc.	MLNK	1.0000	NASDAQ GS
priceline.com Incorporated	PCLN	1.1667	NASDAQ GS
RealNetworks, Inc.	RNWK	8.0000	NASDAQ GS
TD AMERITRADE Holding Corporation	AMTD	9.0000	NASDAQ GS
Time Warner Cable Inc.	TWC	3.5141	NYSE
Time Warner Inc.	TWX	14.0000	NYSE
Yahoo! Inc.	YHOO	52.0000	NASDAQ GS

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 15, 2010.

1 On June 2, 2010, the 1-for-10 reverse stock split of E*TRADE Financial Corporation, an underlying constituent of the Internet HOLDRS Trust, became effective.  As a result, the quantity of shares of E*TRADE Financial Corporation represented by each 100 share round-lot of Internet HOLDRS will decrease from 12 shares to 1.2 shares.  Starting June 2, 2010, deposits of shares of E*TRADE Financial Corporation for creations of Internet HOLDRS will decrease from 12 shares to 1.2 shares per round-lot of 100 Internet HOLDRS.